LOAN AND SECURITY MODIFICATION AGREEMENT

This Loan and Security Modification Agreement is entered into as of March 10, 2010, by and among Document Capture Technologies, Inc. and Syscan, Inc. (jointly and severally “Borrower” or “Borrowers”) and Bridge Bank, National Association (“Bank”).

1.           DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated September 2, 2009 by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”).  Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.           DESCRIPTION OF CHANGE IN TERMS.

A.           Modification(s) to Loan and Security Agreement:

1)	The following defined terms in Section 1.1, entitled “Definitions”, are hereby amended, restated or inserted as follows:

“Asset Coverage Ratio” means all unrestricted cash maintained with Bank, plus Eligible Accounts, plus Eligible Inventory not to exceed $500,000 at any time, divided by all Obligations owed to Bank.

“Borrowing Base” means an amount equal to the sum of (i) eighty percent (80%) of Eligible Accounts as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower, plus (ii) the lesser of (x) the value of Eligible Inventory multiplied by the Inventory Advance Rate, or (y) the Inventory Sublimit, minus (iii) reserves as Bank may deem property and necessary from time to time.

Paragraph (j) under the defined term “Eligible Accounts” is hereby amended to read as follows:

(j)           Offsettable deferred revenue in excess of $85,500;

“Eligible Inventory” means and includes Inventory, valued at the lower of cost, determined on a FIFO or net orderly liquidation value, and which satisfies the following requirements:

(a)           the Inventory is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Bank;

(b)           the Inventory is held for sale or use in the ordinary course of Borrower’s business and is of good and merchantable quality.  Display items, work-in-process, parts, samples, and packing and shipping materials are not eligible.  Inventory which is obsolete, unsalable, damaged, defective, used, discontinued, perishable or slow-moving, or which has been returned by the buyer, is not eligible;

(c)           the Inventory is covered by insurance as required in Section 6.6 of this Agreement;

(d)           the Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Bank to sell the Inventory (including its packaging) to third parties;

(e)           the Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.);

(f)           the Inventory is not on consignment;

(g)           the Inventory is not related to an “undesirable” industry, as determined by Bank from time to time in its sole discretion;

(h)           Bank has received an audit on the Inventory satisfactory to Bank; and

(i)           the Inventory is otherwise acceptable to Bank.

“Inventory Advance Rate” means 40%, or such greater or lesser percentage as Bank may from time to time establish in its sole discretion upon notice to Borrower.

“Inventory Sublimit” means $500,000 upon the execution of this Loan and Security Modification Agreement, and reduced to $350,000 upon July 31, 2010, and further reduced to $0 upon September 2, 2010; provided however, the Inventory Sublimit shall at no time be greater than 40% of the aggregate amount of Advances outstanding under the Revolving Line.

“Prime Floor” means three and one quarter of one percent (3.25%).

“Quick Assets” means, at any date as of which the amount thereof shall be determined, the unrestricted cash maintained with Bank, plus Eligible Accounts as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

2)	Subsection (i) under Section 2.3(a), entitled “Interest Rates”, is hereby amended to read as follows:

(i)           Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate per annum equal to (a) two and three quarters of one percent (2.75%) above the Prime Rate with respect to Eligible Accounts, and (b) three and three quarters of one percent (3.75%) above the Prime Rate with respect to Eligible Inventory.

3)	The following provisions are hereby inserted to Section 6.3, entitled “Financial Statements, Reports, Certificates”:

Borrower shall deliver to Bank an Inventory listing within twenty five (25) days after the last day of each month, and an Inventory sell through report within twenty five (25) days after the end of each quarter.

4)	Section 6.8 entitled “Quick Ratio” is hereby amended as follows:

6.8 Quick Ratio. Borrowers shall maintain at all times a ratio of Quick Assets to Current Liabilities less deferred revenue, and warrant liability, including all Obligations owing by Borrowers to Bank, of at least 1.10 to 1.00, to be measured on a quarterly basis.

5)	Section 6.9 entitled “Tangible Net Worth” is hereby amended to read as follows:

6.9 Tangible Net Worth. Borrowers shall maintain at all times a Tangible Net Worth plus Subordinated Debt of at least Two Million Three Hundred Thousand Dollars ($2,300,000), plus (i) fifty percent (50%) of any future equity raises plus (ii) fifty percent (50%) of any future Subordinated Debt raised plus (iii) twenty five percent (25%) of Borrowers’ quarterly net profit after tax.

6)	The following subsection is hereby inserted into Section 6 entitled “Affirmative Covenants”:

6.12 Asset Coverage Ratio. Borrowers shall maintain at all times an Asset Coverage Ratio of at least 1.75 to 1.00, to be measured monthly during the first two months of each quarter.

3.           CONSISTENT CHANGES.  The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

4.           PAYMENT OF COMMITMENT FEE. Borrower shall pay Bank a fee in the amount of $6,000 (the “Commitment Fee”) plus all out-of-pocket expenses.

5.           NO DEFENSES OF BORROWER/GENERAL RELEASE.  Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.  Each of Borrower and Guarantor (each, a “Releasing Party”) acknowledges that Lender would not enter into this Loan and Security Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents.  Except for the obligations arising hereafter under this Loan and Security Modification Agreement, each Releasing Party releases Bank, and each of Bank’s and entity’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby.  Releasing Party waives the provisions of California Civil Code section 1542, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest.  The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.  The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Loan and Security Modification Agreement and the Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.

6.           CONTINUING VALIDITY.  Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents.  Except as expressly modified pursuant to this Loan and Security Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Indebtedness pursuant to this Loan and Security Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness.  Nothing in this Loan and Security Modification Agreement shall constitute a satisfaction of the Indebtedness.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing.  No maker, endorser, or guarantor will be released by virtue of this Loan and Security Modification Agreement.  The terms of this paragraph apply not only to this Loan and Security Modification Agreement, but also to any subsequent Loan and Security modification agreements.

7.           CONDITIONS.  The effectiveness of this Loan and Security Modification Agreement is conditioned upon payment of the Commitment Fee.

8.           COUNTERSIGNATURE.  This Loan and Security Modification Agreement shall become effective only when executed by Bank and Borrowers.

BORROWER:	BANK:

DOCUMENT CAPTURE TECHNOLOGIES, INC.	BRIDGE BANK, NATIONAL ASSOCIATION

By:	By:
Name:	Name:
Title:	Title:

BORROWER:

SYSCAN, INC.

By:
Name:
Title: